UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)         August 31, 1998
                                                    -----------------------




                             TRITON ENERGY LIMITED
                             ---------------------

            (Exact name of registrant as specified in its charter)



       Cayman  Islands                    1-11675               None
       ---------------                    -------               ----
(State  or  other  jurisdiction  of      (Commission      (IRS  Employer
     incorporation)                       File Number)  Identification  No.)




 Caledonian House, Mary Street
       P.O.Box 1043
       George Town
Grand Cayman, Cayman Islands                                  N/A
----------------------------                                  ---
(Address of principal executive offices)                   (Zip Code)




     Registrant's telephone number, including area code    (345) 490-0050
                                                           --------------


                                      N/A
                                      ---
         (Former name or former address, if changed since last report)

ITEM  5.    OTHER  EVENTS.

     On August 31, 1998, Triton Energy Limited (the "Company") entered into a Stock Purchase Agreement (the "Purchase Agreement") with an affiliate of Hicks, Muse, Tate and Furst Incorporated (the "Purchaser"). The Purchase Agreement provides that, subject to certain conditions, the Company will issue to the Purchaser 1,822,500 (the "Initial Issuance") shares of 8% Convertible Preference Shares ("8% Preference Shares"). Each 8% Preference Share will be convertible at any time at the option of the holder into four Ordinary Shares of the Company (subject to customary antidilution protections).

     Promptly following the Initial Issuance, the Company is required by the Purchase Agreement to conduct a rights offering (the "Rights Offering") in which the Company will distribute to each holder of record of the Company's Ordinary Shares, 5% Convertible Preference Shares and 8% Preference Shares (including the Purchaser), as of a date to be specified by the Board of Directors, transferable rights (the "Rights") to purchase, at $70.00 per share, a pro rata portion (proportional to each such holder's ownership of Ordinary Shares on an "as-converted" basis) of approximately 3,177,500 8% Preference Shares. Pursuant to the Purchase Agreement, each Right is expected to carry the right to subscribe at the $70.00 subscription price for additional 8% Preference Shares for which the other holders of Rights did not subscribe through the exercise of the basic subscription privileges.

     The Purchaser has agreed, subject to certain conditions, (i) to exercise in the Rights Offering the basic subscription privileges pursuant to all Rights that it will hold, (ii) not to exercise any oversubscription privileges in the Rights Offering and (iii) to acquire upon consummation of the Rights Offering all 8% Preference Shares not subscribed for by other holders pursuant to either their basic or oversubscription privileges. The 8% Preference Shares to be issued to the Purchaser in the Initial Issuance will be convertible into an aggregate of approximately 7.3 million Ordinary Shares, representing approximately 17% of Triton's pro forma Ordinary Shares outstanding, and the total amount of 8% Preference Shares to be issued, assuming consummation of both the Initial Issuance and the Rights Offering, will be convertible into an aggregate of 20 million Ordinary Shares, representing approximately 35% of Triton's pro forma Ordinary Shares outstanding.

     The Purchase Agreement also provides that the Company is to pay the Purchaser a termination fee of $30 million (the "Termination Fee") if (i) the Purchase Agreement is terminated in connection with the Company pursuing a competing business combination transaction of the type described in the Purchase Agreement or (ii) subject to certain exceptions, the Purchase Agreement is terminated for any reason and within one year after such termination the Company enters into a definitive agreement with respect to (and thereafter consummates), or consummates, such a business combination transaction.

     Pursuant to the Purchase Agreement, the Company and the Purchaser have agreed to enter into a Shareholders Agreement (the "Shareholders Agreement") at the time of the Initial Issuance pursuant to which, among other things, (i) the Company will grant to the Purchaser and its designated transferees certain registration rights with respect to 8% Preference Shares and Ordinary Shares held by them and (ii) the size of the Company's Board of Directors will be set at ten and the Purchaser will have the right to designate four out of such ten directors (subject to reduction in the event the Purchaser's and such designated transferees' holdings of 8% Preference Shares and Ordinary Shares fall below certain thresholds to be set forth in the Shareholders Agreement).

     The descriptions contained herein are qualified in their entirety by reference to the Purchase Agreement (including the exhibits filed therewith), a copy of which is filed herewith and is incorporated by reference herein.

     This report is neither an offer to sell nor a solicitation of an offer to purchase any Rights, Ordinary Shares or 8% Preference Shares, and any offering of securities of the Company described herein will be made only by means of a prospectus.


ITEM  7.    FINANCIAL  STATEMENTS  AND  EXHIBITS.




Exhibit No.         Description
-----------         -----------

10.1 Stock Purchase Agreement dated as of August 31, 1998 between Triton Energy Limited and HM 4 Triton, L.P., including forms of the Unanimous Written Consent of the Board of Directors authorizing a Series of Preference Shares and the Shareholders Agreement.




                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     TRITON  ENERGY  LIMITED





Date: September 9, 1998              By: /s/ Robert B. Holland, III
                                     ------------------------------
                                        Robert B. Holland, III
                                    Interim Chief Executive Officer